Exhibit 99.1

SiriusXM Reports First Quarter 2014 Results

•	Revenue of $998 Million, Up 11% From First Quarter of 2013
•	Net Income of $94 Million
•	Adjusted EBITDA Grows 28% to a Record $335 Million
•	Free Cash Flow Increases 56% to a First Quarter Record of $223 Million
•	Company Reiterates 2014 Guidance

NEW YORK – April 24, 2014 – SiriusXM announced first quarter 2014 financial and operating results, including revenue of $998 million, up 11% from the first quarter 2013 revenue of $897 million. Earnings per diluted share were $0.02 in both the first quarter of 2014 and 2013.

Net income of $94 million, adjusted for a non-recurring item associated with accounting for the Liberty Media stock repurchase agreement and purchase price accounting adjustments from the Sirius and XM merger, net of taxes, resulted in adjusted net income of $121 million, a 46% increase over $83 million in last year’s first quarter. Adjusted EBITDA for the first quarter of 2014 reached a record $335 million, up 28% from $262 million in the first quarter of 2013.

“SiriusXM performed ahead of our expectations in the first quarter, with 266,799 net subscriber additions including 173,480 self-pay net additions. For the ninth consecutive quarter we grew revenue at a double digit pace, and once again we set a new quarterly record for adjusted EBITDA and adjusted EBITDA margin. Free cash flow grew 56% compared to the prior year to a new first quarter record, and we resumed our stock repurchase program, helping to drive free cash flow per share up 64%,” stated Jim Meyer, Chief Executive Officer, SiriusXM.

“Our business continues to perform well. New car installations and trial conversions set first quarter records, and our trial funnel stands near an all-time high of 6.9 million. We are excited about this year’s strong growth of subscribers, revenue, adjusted EBITDA, and free cash flow, and we are eager to continue deploying our capital to benefit our stockholders and grow free cash flow per share even faster,” added Meyer.

Additional highlights of the first quarter include:

•	Subscribers Reach a Record 25.8 Million. Net subscriber additions in the first quarter of 2014 were 266,799. The total paid subscriber base reached a record 25.8 million, up 6% from the prior-year period. Self-pay net subscriber additions were 173,480, while the self-pay subscriber base reached a record high of 21.3 million, up 7% from the prior-year period. Total paid and unpaid trials were 6.9 million at the end of the first quarter of 2014.

•	Adjusted EBITDA and Adjusted EBITDA Margin Reach New Record Highs. Adjusted EBITDA climbed 28% from the first quarter of 2013 to a record quarterly figure of $335 million, and the Company’s adjusted EBITDA margin reached a record 33.5% in the first quarter of 2014.

•	Free Cash Flow Per Share Climbs 64%. Free cash flow in the first quarter of 2014 was $223 million, up 56% from $142 million in the first quarter of 2013. Free cash flow per diluted share was 3.6 cents in the first quarter of 2014, up 64% from 2.2 cents in the first quarter of 2013.

“Last year we took steps to lower our average cost of debt, and this year we have focused our efforts on significantly increasing our flexibility to return capital to stockholders by eliminating covenants in our 5.25% Notes and increasing the threshold for restricted payments in our Credit Facility,” said David Frear, SiriusXM’s Executive Vice President and Chief Financial Officer.

“Tomorrow, we are scheduled to repurchase 93 million shares from Liberty Media for $340 million, bringing total share repurchases for the year to 158 million shares for $550 million and leaving us with $1.7 billion remaining under our share repurchase authorization. Total debt to adjusted EBITDA at the end of the first quarter 2014 was 2.8 times, below our 4.0 times leverage target. We expect to opportunistically tap the debt markets this year as we move towards our leverage target,” added Frear.

2014 GUIDANCE

SiriusXM reaffirmed its previously issued guidance for 2014:

•	Net subscriber additions of approximately 1.25 million,
•	Revenue of over $4.0 billion,
•	Adjusted EBITDA of approximately $1.38 billion, and
•	Free cash flow approaching $1.1 billion.

FIRST QUARTER 2014 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2014	2013
Revenue:
Subscriber revenue	$851,436	$783,342
Advertising revenue	22,214	20,211
Equipment revenue	23,978	18,156
Other revenue	100,083	75,689
Total revenue	997,711	897,398
Operating expenses:
Cost of services:
Revenue share and royalties	195,411	148,531
Programming and content	74,870	74,610
Customer service and billing	91,069	80,394
Satellite and transmission	21,380	19,695
Cost of equipment	7,804	7,027
Subscriber acquisition costs	123,022	116,111
Sales and marketing	76,327	65,899
Engineering, design and development	15,911	14,842
General and administrative	76,243	56,340
Depreciation and amortization	68,267	67,018
Total operating expenses	750,304	650,467
Income from operations	247,407	246,931
Other income (expense):
Interest expense, net of amounts capitalized	(54,092)	(46,174)
Interest and investment income	4,349	1,638
Loss on change in value of derivatives	(27,023)	—
Other income	95	247
Total other expense	(76,671)	(44,289)
Income before income taxes	170,736	202,642
Income tax expense	(76,748)	(79,040)
Net income	$93,988	$123,602
Foreign currency translation adjustment, net of tax	118	(172)
Total comprehensive income	$94,106	$123,430
Net income per common share:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02
Weighted average common shares outstanding:
Basic	6,094,784	6,259,803
Diluted	6,173,848	6,606,276

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
	2014	2013
(in thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$121,171	$134,805
Accounts receivable, net	103,872	103,937
Receivables from distributors	89,486	88,975
Inventory, net	18,987	13,863
Prepaid expenses	123,239	110,530
Related party current assets	5,143	9,145
Deferred tax asset	896,386	937,598
Other current assets	19,501	20,160
Total current assets	1,377,785	1,419,013
Property and equipment, net	1,571,460	1,594,574
Long-term restricted investments	5,718	5,718
Deferred financing fees, net	11,988	12,604
Intangible assets, net	2,685,978	2,700,062
Goodwill	2,203,409	2,204,553
Related party long-term assets	33,663	30,164
Long-term deferred tax asset	834,663	868,057
Other long-term assets	9,511	10,035
Total assets	$8,734,175	$8,844,780
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$558,756	$578,333
Accrued interest	57,376	42,085
Current portion of deferred revenue	1,623,668	1,586,611
Current portion of deferred credit on executory contracts	3,672	3,781
Current maturities of long-term debt	497,516	496,815
Current maturities of long-term related party debt	10,970	10,959
Related party current liabilities	47,536	20,320
Total current liabilities	2,799,494	2,738,904
Deferred revenue	146,830	149,026
Deferred credit on executory contracts	558	1,394
Long-term debt	2,943,202	3,093,821
Related party long-term liabilities	15,627	16,337
Other long-term liabilities	103,051	99,556
Total liabilities	6,008,762	6,099,038
Stockholders’ equity:
Preferred stock, undesignated, par value $0.001 (liquidation preference of $0.001 per share); 50,000,000 shares authorized and 0 shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock, par value $0.001; 9,000,000,000 shares authorized; 6,073,791,343 and 6,096,220,526 shares issued; 6,058,791,343 and 6,096,220,526 outstanding, at March 31, 2014 and December 31, 2013, respectively	6,074	6,096
Accumulated other comprehensive loss, net of tax	(190)	(308)
Additional paid-in capital	8,607,329	8,674,129
Treasury stock, at cost; 15,000,000 and 0 shares of common stock at March 31, 2014 and December 31, 2013, respectively	(47,613)	—
Accumulated deficit	(5,840,187)	(5,934,175)
Total stockholders’ equity	2,725,413	2,745,742
Total liabilities and stockholders’ equity	$8,734,175	$8,844,780

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
(in thousands)	2014	2013
Cash flows from operating activities:
Net income	$93,988	$123,602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,267	67,018
Non-cash interest expense, net of amortization of premium	5,231	5,442
Provision for doubtful accounts	10,634	11,410
Amortization of deferred income related to equity method investment	(694)	(694)
Gain on unconsolidated entity investments, net	(4,326)	(1,345)
Dividend received from unconsolidated entity investment	4,222	9,674
Loss on disposal of assets	196	124
Loss on change in value of derivatives	27,023	—
Share-based payment expense	18,240	14,518
Deferred income taxes	74,565	83,631
Other non-cash purchase price adjustments	(945)	(70,459)
Changes in operating assets and liabilities:
Accounts receivable	(10,569)	(13,143)
Receivables from distributors	(511)	1,663
Inventory	(5,124)	5,242
Related party assets	654	26
Prepaid expenses and other current assets	(15,682)	(51,815)
Other long-term assets	522	1,730
Accounts payable and accrued expenses	(68,168)	(97,537)
Accrued interest	15,291	31,054
Deferred revenue	34,861	47,480
Related party liabilities	177	5,891
Other long-term liabilities	3,538	(4,597)
Net cash provided by operating activities	251,390	168,915

Cash flows from investing activities:
Additions to property and equipment	(28,601)	(26,434)
Acquisition of business, net of cash acquired	1,144	—
Net cash used in investing activities	(27,457)	(26,434)

Cash flows from financing activities:
Proceeds from exercise of stock options	259	10,946
Taxes paid in lieu of shares issued for stock-based compensation	(4,229)	—
Repayment of long-term borrowings and revolving credit facility	(152,528)	(1,933)
Common stock repurchased and retired	(81,069)	(465,712)
Net cash used in financing activities	(237,567)	(456,699)
Net decrease in cash and cash equivalents	(13,634)	(314,218)
Cash and cash equivalents at beginning of period	134,805	520,945
Cash and cash equivalents at end of period	$121,171	$206,727

Key Operating Metrics

The following table contains our key operating metrics for the three months ended March 31, 2014 and 2013, respectively. Subscribers to our connected vehicle services are not included in our subscriber count:

	Unaudited
	For the Three Months Ended March 31,
(in thousands, except subscriber, per subscriber and per installation amounts)	2014	2013

Self-pay	21,255,297	19,874,660
Paid promotional	4,570,812	4,478,566
Ending subscribers	25,826,109	24,353,226

Self-pay	173,480	304,386
Paid promotional	93,319	148,504
Net additions	266,799	452,890

Daily weighted average number of subscribers	25,602,139	24,008,472

Average self-pay monthly churn	1.9%	2.0%

New vehicle consumer conversion rate	42%	44%

ARPU	$12.18	$12.05
SAC, per installation	$35	$47
Customer service and billing expenses, per average subscriber	$1.09	$1.11
Free cash flow	$222,789	$142,481
Adjusted EBITDA	$334,782	$261,871

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income and expense, loss on extinguishment of debt, loss on change in value of derivatives as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended March 31,
	2014	2013

Net income (GAAP):	$93,988	$123,602
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Operating expenses	(945)	(68,409)
Share-based payment expense (GAAP)	18,240	14,518
Depreciation and amortization (GAAP)	68,267	67,018
Interest expense, net of amounts capitalized (GAAP)	54,092	46,174
Interest and investment income (GAAP)	(4,349)	(1,638)
Loss on change in value of derivatives (GAAP)	27,023	—
Other income (GAAP)	(95)	(247)
Income tax expense (GAAP)	76,748	79,040
Adjusted EBITDA	$334,782	$261,871

Adjusted Net Income - We define this Non-GAAP financial measure as our actual net income adjusted to exclude the impact of certain purchase price accounting adjustments and the loss on change in value of derivatives, net of income tax expense. The following table reconciles our actual income before income taxes to our adjusted net income for the three months ended March 31, 2014 and 2013 (in thousands):

	Unaudited
	For the Three Months Ended March 31,
	2014	2013

Income before income taxes (GAAP):	$170,736	$202,642
Add back items excluded from adjusted net income:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Operating expenses	(945)	(68,409)
Loss on change in value of derivatives (GAAP)	27,023	—
Adjusted income before income taxes	$198,627	$136,046
Allocable income tax expense	(77,266)	(53,058)
Adjusted net income	$121,361	$82,988

Adjusted Revenues and Operating Expenses - We define this Non-GAAP financial measure as our actual revenues and operating expenses adjusted to exclude the impact of certain purchase price accounting adjustments from the merger of Sirius and XM and share-based payment expense. We use this Non-GAAP financial measure to manage our business, to set operational goals and as a basis for determining performance-based compensation for our employees. The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses for the three months ended March 31, 2014 and 2013:

	Unaudited For the Three Months Ended March 31, 2014
(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$851,436	$—	$—	$851,436
Advertising revenue	22,214	—	—	22,214
Equipment revenue	23,978	—	—	23,978
Other revenue	100,083	1,813	—	101,896
Total revenue	$997,711	$1,813	$—	$999,524
Operating expenses
Cost of services:
Revenue share and royalties	$195,411	$—	$—	$195,411
Programming and content	74,870	945	(2,215)	73,600
Customer service and billing	91,069	—	(577)	90,492
Satellite and transmission	21,380	—	(946)	20,434
Cost of equipment	7,804	—	—	7,804
Subscriber acquisition costs	123,022	—	—	123,022
Sales and marketing	76,327	—	(3,566)	72,761
Engineering, design and development	15,911	—	(1,926)	13,985
General and administrative	76,243	—	(9,010)	67,233
Depreciation and amortization (a)	68,267	—	—	68,267
Share-based payment expense	—	—	18,240	18,240
Total operating expenses	$750,304	$945	$—	$751,249

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the merger of Sirius and XM. The increased depreciation and amortization for the three months ended March 31, 2014 was $10,000.

	Unaudited For the Three Months Ended March 31, 2013
(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$783,342	$—	$—	$783,342
Advertising revenue	20,211	—	—	20,211
Equipment revenue	18,156	—	—	18,156
Other revenue	75,689	1,813	—	77,502
Total revenue	$897,398	$1,813	$—	$899,211
Operating expenses
Cost of services:
Revenue share and royalties	$148,531	$39,761	$—	$188,292
Programming and content	74,610	2,478	(1,642)	75,446
Customer service and billing	80,394	—	(470)	79,924
Satellite and transmission	19,695	—	(850)	18,845
Cost of equipment	7,027	—	—	7,027
Subscriber acquisition costs	116,111	22,005	—	138,116
Sales and marketing	65,899	4,165	(3,061)	67,003
Engineering, design and development	14,842	—	(1,647)	13,195
General and administrative	56,340	—	(6,848)	49,492
Depreciation and amortization (a)	67,018	—	—	67,018
Share-based payment expense	—	—	14,518	14,518
Total operating expenses	$650,467	$68,409	$—	$718,876

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the merger of Sirius and XM. The increased depreciation and amortization for the three months ended March 31, 2013 was $13,000.

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle business,

net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited
	For the Three Months Ended March 31,
	2014	2013

Subscriber revenue, excluding connected vehicle (GAAP)	$832,804	$783,342
Add: advertising revenue (GAAP)	22,214	20,211
Add: other subscription-related revenue (GAAP)	80,768	64,137
	$935,786	$867,690

Daily weighted average number of subscribers	25,602,139	24,008,472

ARPU	$12.18	$12.05

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited
	For the Three Months Ended March 31,
	2014	2013

Customer service and billing expenses, excluding connected vehicle (GAAP)	$84,103	$80,394
Less: share-based payment expense (GAAP)	(577)	(470)
	$83,526	$79,924

Daily weighted average number of subscribers	25,602,139	24,008,472

Customer service and billing expenses, per average subscriber	$1.09	$1.11

Free cash flow - is derived from cash flow provided by operating activities, capital expenditures and restricted and other investment activity. The calculation for free cash flow and free cash flow per diluted share are as follows (in thousands, except per share data):

	Unaudited
	For the Three Months Ended March 31,
	2014	2013

Cash Flow information
Net cash provided by operating activities	$251,390	$168,915
Net cash used in investing activities	$(27,457)	$(26,434)
Net cash used in financing activities	$(237,567)	$(456,699)
Free Cash Flow
Net cash provided by operating activities	$251,390	$168,915
Additions to property and equipment	(28,601)	(26,434)
Free cash flow	$222,789	$142,481

Diluted weighted average common shares outstanding	6,173,848	6,606,276

Free cash flow per diluted share	$0.04	$0.02

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories, excluding purchase price accounting adjustments, divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. Purchase price accounting adjustments associated with the merger of Sirius and XM include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the merger date attributable to an OEM. SAC, per installation, is calculated as follows (in thousands, except for installation amounts):

	Unaudited
	For the Three Months Ended March 31,
	2014	2013

Subscriber acquisition costs (GAAP)	$123,022	$116,111
Less: margin from direct sales of radios and accessories (GAAP)	(16,174)	(11,129)
Add: purchase price accounting adjustments	—	22,005
	$106,848	$126,987

Installations	3,078,510	2,710,893

SAC, per installation	$35	$47

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio broadcaster measured by revenue and has 25.8 million subscribers. SiriusXM creates and broadcasts commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment; and the most comprehensive Latin music, sports and talk programming in radio. SiriusXM is available in vehicles from every major car company in the U.S. and from retailers nationwide as well as at shop.siriusxm.com. SiriusXM programming is available through the SiriusXM Internet Radio App for smartphones and other connected devices as well as online at siriusxm.com. SiriusXM also provides premium traffic, weather, data and information services for subscribers in cars, trucks, RVs, boats and aircraft through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™, SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, and XMWX Marine™. SiriusXM holds a minority interest in SiriusXM Canada which has more than 2 million subscribers.

On social media, join the SiriusXM community on Facebook, Twitter, Instagram, and YouTube.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning.  Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control.  Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  our competitive position versus other radio and audio entertainment providers; our ability to attract and retain subscribers, which is uncertain; our dependence upon the auto industry; general economic conditions; failure of our satellites, which, in most cases, are not insured; the interruption or failure of our information and communications systems; the security of the personal information about our customers; royalties we pay for music rights, which increase over time; the unfavorable outcome of pending or future litigation; our failure to realize benefits of acquisitions; rapid technological and industry change; failure of third parties to perform; changes in consumer protection laws and their enforcement; failure to comply with FCC requirements and other government regulations; and our indebtedness.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2013, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC’s Internet site (http://www.sec.gov).  The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

E-SIRI

Contact Information for Investors and Financial Media:

Investors:

Hooper Stevens

212 901 6718

hooper.stevens@siriusxm.com

Media:

Patrick Reilly

212 901 6646

patrick.reilly@siriusxm.com